Exhibit 99.1

CONTACT:

Rebecca Rakitin

561-438-1450

Rebecca.Rakitin@officedepot.com

OFFICE DEPOT, INC. APPOINTS SCOTT KRISS SENIOR VICE PRESIDENT AND

CHIEF ACCOUNTING OFFICER

Boca Raton, Fla., March 19, 2018 — Office Depot, Inc. (NASDAQ:ODP), a leading omnichannel provider of business services and supplies, products and technology solutions, today announced the appointment of Scott Kriss as Senior Vice President and Chief Accounting Officer, effective April 3, 2018.

Kriss will report to Executive Vice President & Chief Financial Officer Joseph Lower, and will lead and direct the activities of General Accounting, Financial Services, Financial Systems, External Reporting, and Sox Compliance for the company.

“Scott has significant retail experience, proven leadership skills and a collaborative mindset that will greatly benefit us as we continue to transform Office Depot,” said Lower.

Kriss most recently served as SVP, Chief Accounting & Tax Officer for The Wendy’s Company, responsible for all aspects of The Wendy’s Company’s accounting and tax functions. Prior to joining The Wendy’s Company, he held positions at Bacardi-Martini, Inc., Tween Brands, Inc., Limited Brands, Inc. and Arthur Andersen & Co.

Kriss holds a Bachelor of Arts in Accounting from Bethany College in Bethany, West Virginia. He also served as a Board Member for Junior Achievement of Central Ohio and The Wendy’s Foundation, among others.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated omni-channel platform of approximately 1,400 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.